UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 27, 2006

AFFIRMATIVE INSURANCE HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	000-50795 (Commission File Number)	75-2770432 (I.R.S. Employer Identification Number)

4450 Sojourn Drive, Suite 500 Addison, Texas (Address of principal executive offices)	75001 (Zip code)
(972) 728-6300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(c)	Effective November 27, 2006, we appointed Robert Bondi to the newly created position of Chief Operating Officer.

Mr. Bondi, 44, has 20 years of experience managing operations for Fortune 500 companies. Since January 2001, Mr. Bondi was the Managing Principal of Aon Client Services, the client services and administrative support organization for Aon Risk Services in the U.S. Prior to that, from March 1998 until December 2000, he was the Managing Director and Chief Administrative Officer of Aon Capital Markets. He began his career with Mellon Bank where he held several leadership positions in its Global Cash Management Group. Mr. Bondi graduated from the University of Notre Dame in 1984 with a Bachelors degree in Business Administration.

Effective November 27, 2006 (“Date of Grant”), Mr. Bondi has been awarded restricted stock and stock options under our Amended and Restated 2004 Stock Incentive Plan, as amended. Mr. Bondi has been awarded 25,000 shares of common stock as restricted stock (“Restricted Stock”) and options (“Options”) to purchase 60,000 shares of common stock at an exercise price of $16.08, 50,000 shares of common stock at an exercise price of $20.00 and 50,000 shares of common stock at an exercise price of $25.00. Each of the Restricted Stock and Options vest and become exercisable with respect to 20% on the anniversary of the Date of Grant for five years until each of the Restricted Stock and Options are vested with respect to 100%.

We have not entered into any employment agreement with Mr. Bondi at this time.

On December 1, 2006, we issued a press release announcing Mr. Bondi’s appointment. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits.

Number	Exhibit
99.1*	Press Release dated December 1, 2006.

*	Filed herewith.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFIRMATIVE INSURANCE HOLDINGS, INC.
By:	/s/ Mark E. Pape
Mark E. Pape
Executive Vice President and Chief Financial Officer

Date: December 1, 2006

Number	Exhibit
99.1*	Press Release dated December 1, 2006.

*	Filed herewith